Exhibit 10.1
LANCE, INC.
2006 Five-Year Performance Equity Plan for Officers and Senior Managers

Purposes and Introduction	The primary purposes of the 2006 Five-Year Performance Equity Plan for Officers and Senior Managers are to:

•	Align executives’ interests with those of the Company’s stockholders over the long term by linking a substantial portion of compensation to the performance of the Company’s Common Stock as compared to the Russell 2000 Index (with dividends reinvested) over the five calendar years ending December 31, 2010.

•	Provide a way to attract and retain key executives and managers who are critical to Lance’s future success.

•	Provide competitive total compensation for executives and managers including a portion based on the performance of the Company’s Common Stock.

To achieve the maximum motivational impact, the performance measures and the awards for meeting the goal will be communicated to participants as soon as practical after the Plan is approved by the Compensation Committee of the Board of Directors.

Each participant will be awarded a Performance Equity Grant of Units, with each Unit equivalent in value to one share of Common Stock of the Company, (the “Performance Equity Units”) under the Lance, Inc. 1997 Incentive Equity Plan.

Plan Years	The period over which performance will be measured is the five calendar years, 2006 through 2010 (the “Plan Years”).

Eligibility and Participation	Eligibility in the Plan is limited to Executive Officers and senior managers who are key to Lance’s success. The Compensation Committee will review and approve participants nominated by the President and Chief Executive Officer.

Exhibits A and B include the list of participants approved by the Compensation Committee on February 8, 2006 and the Awards.

Performance Measure	The performance measures for the Plan are shown below. Specific goals and related payouts are also shown below.

For each trading day in the period from October 1, 2005 through December 31, 2005 and for each trading day in the period from October 1, 2010 through December 31, 2010, the average of the closing values of the Russell 2000 Index will be determined and the average of the closing price of the Company’s Common Stock will also be determined. Based on the average values as of December 31, 2005, it is assumed that $100 is invested on January 1, 2006 in the Company’s Common Stock and $100 on the same date in the Russell 2000 Index.

The performance measure is the comparison of the cumulative total return on $100 invested in the Company’s Common Stock (with dividends reinvested) over the five Plan Years as compared to the cumulative total return on $100 invested in the Russell 2000 Index (with dividends reinvested) over the same five Plan Years. There will be no vesting or payout if the cumulative total return on the Company’s Common Stock does not equal or exceed the cumulative total return on the Russell 2000 Index over the Plan Years.

	Minimum			Target			Maximum
Common Stock over Russell 2000 Index	$	*		$	*		$	*

Award Level Vested		*	%		*	%		*	%

[*Targets not required to be disclosed.]

Percent of payout will be determined on a straight line basis from Minimum to Target and Target to Maximum. There will be no payout unless the Minimum performance measure is reached.

If a cash dividend is paid with respect to the Company’s Common Stock, each participant will be credited as of the applicable dividend payment date with an additional number of whole and fractional Performance Equity Units (“Dividend Units”) equal to (a) the total cash dividend the participant would have received had the Performance Equity Units (and any previously credited Dividend Units with respect thereto) had been actual shares of the Company’s Common Stock divided by (b) the closing price of one share of the Company’s Common Stock on the applicable dividend payment date. All Dividend Units shall become part of the aggregate Performance Equity Units Award hereunder when credited to each participant and shall be subject to all terms and conditions of the Plan, including the vesting and payout provisions set forth herein.

The performance measure and specific goals will be communicated to each participant at the beginning of 2006.

Minimum, Target and Maximum levels are as set out above.

The following definitions for the terms Maximum, Target and Minimum help set the goal, as well as evaluate the payouts:

•	Maximum: Excellent; deserves payout above Target

•	Target: Normal or expected performance; deserves Target payout

•	Minimum: Lowest level of performance deserving a payout

Attachments A and B list the Awards for each participant as determined by the Compensation Committee.

Final Award payments and the amount vested will be calculated promptly after the Compensation Committee has reviewed the performance level achieved after December 31, 2010.

Adjustments	In the event that a dividend shall be declared upon the Common Stock payable in shares of Common Stock, the number of Performance Equity Units shall be adjusted by adding to the Award a number of Performance Equity Units equal to the number of shares which would have been distributable thereon if the Performance Equity Units had been outstanding shares of Common Stock on the date fixed for determining the stockholders entitled to receive such stock dividend. In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, or changed into or exchanged for cash or property or the right to receive cash or property (but not including any dividend payable in cash or property other than a liquidating distribution), whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, then each Performance Equity Unit shall be adjusted to become a right to receive the number and kind of shares of stock or other securities or cash or property or right to receive cash or property into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged. In the event there shall be any change other than as specified above, in the number or kind of outstanding shares of Common Stock or of any stock or other securities into which such Common Stock shall have been changed or for which it shall have been exchanged, then if the Compensation Committee shall in its reasonable discretion determine that such change equitably requires an adjustment in the Performance Equity Units, such adjustment shall be made by the Compensation Committee in a manner consistent with adjustments made by the Compensation Committee under the Lance, Inc. 1997 Incentive Equity Plan with respect to such transaction.

Award Payments	Each participant shall receive one share of the Company’s Common Stock for each Performance Equity Unit and Dividend Unit vested.

To determine the number of shares of the Company’s Common Stock that vest pursuant to each Performance Equity Unit (including each Dividend Unit) the Compensation Committee will compare the cumulative total return on the Company’s Common Stock to the cumulative total return on Russell 2000 Index over the Plan Years, as described under Performance Measure above.

Form and Timing of Issuance of Common Stock	Common Stock will be issued as soon as practicable after performance measures are calculated and approved by the Compensation Committee, generally within 75 days after the end of the Company’s 2010 fiscal year. All awards will be rounded to the nearest whole share of Common Stock.

Change In Status	An employee hired into an eligible position during the Plan Years may participate in the Plan for the balance of the Plan Years on a pro rata basis, with the approval of the Compensation Committee.

Certain Terminations of Employment	If a participant terminates employment due to the participant’s death, disability or retirement prior to the end of the Plan Years, the participant (or the participant’s beneficiary in case of death) will receive following the end of the Plan Years, a payment for the Award determined as elsewhere provided under the Plan, but pro rata based on the number of days elapsed since January 1, 2006 (or such later date as the participant was employed by the Company) through the date of death, disability or retirement. If a participant terminates employment for any other reason prior to the end of the Plan Years, including without limitation any termination of employment by the Company or voluntary termination by the participant (other than retirement), the participant’s Award will immediately terminate and be forfeited as of the date of such termination of employment. For purposes hereof, “retirement” means the participant’s termination of employment with the Company either (i) after attainment of age 65 or (ii) after attainment of age 55 with the prior consent of the Compensation Committee.

Change In Control	In the event of a Change in Control, pro rata payouts will be made with the performance measure calculated on the actual average results for the 90 days ending on the day prior to the Change in Control, based on the number of days in the Plan Years preceding the Change in Control. Provided, that the dollar amounts in the performance measure used to determine the Award Level Vested percentage will likewise be prorated based on the number of days in the Plan Years preceding the Change in Control. For example, if the Change in Control occurred on January 1, 2008 (730 days, two years or 40%, rounded, of the Plan Years) the performance measure would be as follows:

	Minimum			Target			Maximum
Common Stock over Russell 2000 Index	$	*		$	*		$	*

Award Level Vested		*	%		*	%		*	%

[*Targets not required to be disclosed.]

Provided, further, in the event of a Change in Control transaction described in (iii) or (iv) below, for the purposes of calculating the performance measure, the Russell 2000 Index and the Company’s Common Stock shall be valued at not less than the closing value of the Russell 2000 Index and the closing price of the Common Stock, respectively, on the last trading day prior to the Change in Control. In the event of a Change in Control, the Company may elect to pay any Awards hereunder in cash. Payouts will be made within 30 days after the relevant transaction has been completed.

“Change in Control” means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(i) Any Outside Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii) During any period of two (2) consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constitute the Board (and any new Director, whose nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then in office who either were Directors at the beginning of the period or whose nomination for election was so approved) cease for any reason to constitute a majority of the members of the Board; or

(iii) The stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all of the Company’s assets other than a sale or disposition of all or substantially all of the Company’s assets to an entity at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition; or

(iv) The stockholders of the Company approve a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a “Change in Control” be deemed to have occurred with respect to a Participant if that Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the acquiring company or group or surviving entity (the “Purchaser”) except for ownership of less than one percent (1%) of the equity of the Purchaser.

“Beneficial Owner” has the meaning ascribed to such term in Section 13(d) of the Exchange Act and Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Director” means a member of the Board.

“Member of the Van Every Family” means (i) a lineal descendant of Salem A. Van Every, Sr., including adopted persons as well as persons related by blood, (ii) a spouse of an individual described in clause (i) of this Paragraph or (iii) a trust, estate, custodian and other fiduciary or similar account for an individual described in clause (i) or (ii) of this Paragraph.

“Outside Person” means any Person other than (i) a Member of the Van Every Family, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or (iii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company.

“Participant” means an employee of the Company who is granted an Award under this Plan.

Withholding	The Company shall withhold from Awards or collect from participant any Federal, foreign, state or local income or other taxes required to be withheld.

Communications	Progress reports should be made to participants annually, showing performance results.

Executive Officers	Notwithstanding any provisions to the contrary above, participation, awards and prorations for executive officers shall be approved by the Compensation Committee.

Governance	The Compensation Committee of the Board of Directors of Lance, Inc. is ultimately responsible for the administration and governance of the Plan. Actions requiring Committee approval include final determination of plan eligibility and participation, identification of performance measures and goals and final award determination. The Committee retains the discretion to adjust any award due to extraordinary events such as acquisitions, dispositions, required accounting adjustments or similar events; anomalies affecting the calculations under a performance measure or where fairness to participants or the Company require an adjustment. The decisions of the Committee shall be conclusive and binding on all participants.

Exhibit A
Executive Officers

		Performance Equity
Name	Title	Unit Awards

R. D. Puckett	Executive Vice President, Chief Financial Officer and Secretary	60,000

F. I. Lewis	Vice President — Sales	42,000

B. W. Thompson	Vice President — Supply Chain	42,000

E. D. Leake	Vice President — Human Resources	36,000

H. D. Fields	Vice President and President, Vista Bakery, Inc.	30,000

L. R. Gragnani, Jr.	Vice President — Information Technology/CIO	18,000

M. E. Wicklund	Controller and Assistant Secretary	9,000

	Total	237,000